UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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OMNI Energy Services Corp.

(Name of Registrant as Specified In Its Charter)

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4500 NE EVANGELINE THRUWAY

CARENCRO, LOUISIANA 70520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of OMNI Energy Services Corp.:

The annual meeting of shareholders of OMNI Energy Services Corp. (the “Company”) will be held at the Company’s principal executive offices at 4500 NE Evangeline Thruway, Carencro, Louisiana 70520 on Wednesday, June 4, 2008, at 10:00 a.m., local time, for the following proposal:

1.	To elect to the Board four directors to serve until the next annual meeting of the shareholders or until their successors are elected and qualified; and

The Company will also attend to any other business as may properly come before the annual meeting or any adjournments thereof. The Board of Directors is not aware of any other matters to be presented at the annual meeting.

Only holders of record of the Company’s Common Stock and the Series C 9% Convertible Preferred Stock at the close of business on April 24, 2008, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements that may take place.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 4, 2008

THE COMPANY’S PROXY STATEMENT AND THE 2007 ANNUAL REPORT ON FORM 10-K ARE ALSO AVAILABLE AT www.omnienergy.com.

By Order of the Board of Directors

Staci L. Marcelissen, Secretary

Carencro, Louisiana

April 29, 2008

OMNI ENERGY SERVICES CORP.

4500 NE EVANGELINE THRUWAY

CARENCRO, LOUISIANA 70520

April 29, 2008

Proxy Statement

This Proxy Statement is furnished to shareholders of OMNI Energy Services Corp. (the “Company”) in connection with the solicitation on behalf of its Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders of the Company to be held on Wednesday, June 4, 2008, at the time and place set forth in the accompanying notice and at any adjournments thereof (the “Meeting”).

Holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), and holders of the Company’s Series C 9% Convertible Preferred Stock (“Series C Preferred Stock”), at the close of business on April 24, 2008, are entitled to notice of, and to vote at, the Meeting. On April 24, 2008, there were 21,850,748 shares of Common Stock outstanding and entitled to vote at the meeting, including 2,661,018 shares of Common Stock issuable upon conversion of the Series C Preferred Stock. Each share of Common Stock is entitled to one vote and the holders of the Series C Preferred Stock are entitled to one vote for each share of Common Stock into which their Series C Preferred Stock may be converted; provided however that the holders of the Series C Preferred will not be entitled to vote on Proposal No. 1.

The enclosed proxy may be revoked at any time prior to the Meeting by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the shareholder votes in person at the Meeting. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy.

This Proxy Statement is first being mailed to shareholders on or about April 29, 2008.

Quorum; Vote Required and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of the Series C Preferred Stock, is necessary, to constitute a quorum. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote. Shareholders may not cumulate their votes for the election of directors. The affirmative vote of a majority of the votes present and entitled to vote at the Meeting is generally required to approve other proposals that may properly be brought before the Meeting. Abstentions will be counted as votes AGAINST a proposal. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”) on a proposal, then shares not voted on such proposal as a result will be counted as not present and not cast with respect to such proposal.

Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted FOR the election of the four nominees listed below to the Board, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Meeting. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s By-laws state that the Board may be comprised of up to eight members, with the exact number to be set by the Board. The Board has currently set the number of directors at six. The Articles of Incorporation provide that so long as at least 2,000 shares of Series C Preferred Stock remain outstanding, the holders of a majority of the Series C Preferred Stock, voting as a separate class to the exclusion of all other classes of the Company’s capital stock, shall be entitled to elect two directors to the Board to serve on the Board until their successors are duly elected by the holders of the Series C Preferred Stock or they are removed from office (with or without cause) by the holders of the Series C Preferred Stock. The holders of Series C Preferred Stock have elected Dennis R. Sciotto and Edward E. Colson, III to serve on the Board until the 2009 annual meeting of shareholders. You are being asked to elect the remaining four directors. Each director elected at the Meeting and the two directors elected by the holders of the Series C Preferred Stock will serve a term expiring at the 2009 annual meeting of shareholders. Three of the Company’s current directors have been nominated for re-election to the Board, and Brian J. Recatto, the Company’s current Chief Operating Officer, has been nominated for election to the Board.

Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of the Company’s four nominees named below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve.

The Board has nominated and urges you to vote FOR the election of the Company’s four nominees named below.

Information About the Company’s Directors and Director Nominees

The following table sets forth, as of April 28, 2008, certain information about the Company’s nominees for director and the two current directors who were elected by the holders of the Series C Preferred Stock. Pursuant to the Securities Purchase Agreement executed in connection with the issuance of our Series C Preferred Stock, in May 2005, the holders of the Series C Stock elected Messrs. Sciotto and Colson to serve as directors. Each director elected at the Meeting and Messrs. Sciotto and Colson will serve a term expiring at the 2009 annual meeting of shareholders. There are no other arrangements or understandings between the Company and any person, pursuant to which such person has been elected a director, and no director is related to any other director or executive officer of the Company.

DIRECTORS	AGE	POSITION	COMMITTEES
Edward E. Colson, III	58	Director	Audit, Compensation
Ronald E. Gerevas	68	Director (1)	Corporate Governance and Nominating
Barry E. Kaufman	69	Director (1)	Audit (Chair), Corporate Governance and Nominating (Chair)
Brian J. Recatto	43	Chief Operating Officer, Director (1)
Dennis R. Sciotto	55	Director	Compensation, Corporate Governance and Nominating
Richard C. White	53	Director (1)	Audit, Compensation (Chair)

(1)	Nominee for Director

Edward E. Colson, III is a real estate investor/developer who specializes in the acquisition of commercial properties which are suitable for drive through restaurants. Currently his portfolio consists of over 100 said properties which are located throughout the western United States. Mr. Colson received a Bachelor of Science degree in Business Management from Long Beach State University in 1972. He is a past Director and founder of Pacific Mortgage Exchange, Inc. and is a past Director of Vista Sol High School in Torremolinos, Spain. Mr. Colson was originally elected to the Board by the holders of the Series C Preferred Stock in June 2005.

Ronald E. Gerevas is currently a Partner in the Los Angeles office of Heidrick & Struggles, a leading global executive search firm. Mr. Gerevas had previously served as President and Chief Executive Officer of Heidrick & Struggles from 1987 to 1991, before rejoining the firm in 1998 after serving as Vice Chairman and West Coast Managing Partner for another global executive search firm. Mr. Gerevas also served as President and Chief Operating Officer of Jenny Craig International during its initial public offering on the New York Stock Exchange. Prior to entering the executive search business, Mr. Gerevas spent five years in the federal government, where he served as a Presidential Appointee of the Ford Administration and was confirmed by the U.S. Senate to provide leadership to our country’s volunteer programs including the Peace Corps, Vista, and Foster Grandparents. Mr. Gerevas began his career in advertising with the J. Walter Thompson Company in New York and Los Angeles, where he spent eight years in various roles, including Director of Training, Personnel Manager, and Account Manager. He is a graduate of San Jose State University, where he was Outstanding Senior and earned a B.S. in Public Administration and a M.S. in Business Administration. Mr. Gerevas was appointed to the Board of Directors in March 2008 upon recommendation by the Corporate Governance and Nominating Committee.

Barry E. Kaufman is a Member of Silver Fox Advisors, Houston, Texas. Prior to joining Silver Fox Advisors, Mr. Kaufman was a partner in the Houston office of Grant Thornton LLP and prior to joining Grant Thornton, he was a partner and associate regional director with Deloitte (formerly Touché Ross and Company). Mr. Kaufman graduated from the University of Texas at Austin in 1960 with a Bachelors of Business Administration degree with concentration in accounting. Mr. Kaufman was appointed to the Board of Directors in October 2005.

Brian J. Recatto was appointed Chief Operating Officer in December 2007 and has been appointed to be the Company’s President and Chief Executive Officer effective July 1, 2008. Mr. Recatto joined the Company in March 2007 in connection with the acquisition of Charles Holston, Inc. where he was the President and one of the owner/principals since 2004. His responsibilities at CHI included overall management of the day-to-day operations. Prior to arriving at CHI, he held various positions with Philip Services Corporation in Houston, Texas from 1997 until 2004 ranging from General Manager of the Gulf Coast Waste Operations to President of the Industrial services Division. He has nearly twenty years of experience in the environmental consulting and services sector. He received a Bachelor of Science in Finance from Louisiana State University in 1987.

Dennis R. Sciotto is a real estate investor/developer who specializes in the acquisition of commercial properties which are suitable for drive through restaurants. Currently, his portfolio consists of over 100 said properties which are located in the western United States. Prior to 1988, Mr. Sciotto was a restaurateur catering to the military installations in San Diego. Mr. Sciotto attended San Diego State University. Mr. Sciotto was originally elected to the Board by the holders of the Series C Preferred Stock in June 2005.

Richard C. White is the former President and Chief Executive Officer of NuTec Energy Services Inc. He held that position from October of 2001, until his retirement from NuTec in September 2002. He was Chief Executive Officer of Veritas DGC, Inc. from January 2000 through June 2000. From 1995 until his retirement in October 1999, Mr. White served as President of Western Geophysical Company, as well as Senior Vice President of Western Atlas Inc. He also served as Vice President of Baker Hughes Incorporated from August 1998 until October 1999. Prior to 1995, he held various other executive positions with Western Geophysical Company, including Chief Operating Officer. Mr. White graduated from Bloomsburg University in 1978 and has been a director of the Company since March 2001.

Advisory Board

James C. Eckert, the Company’s current Chairman of the Board, President and Chief Executive Officer has decided not to stand for re-election to the Board at the Annual Meeting. Mr. Eckert, however, will remain an active and significant contributor to the Company. To that end, effective immediately following the Annual Meeting, Mr. Eckert will be appointed to serve as an advisory director to the Board of Directors. In such capacity, Mr. Eckert will be invited to meetings of the Board and will advise the Board on matters brought before them. For more information about Mr. Eckert, see “Executive Officers and Key Managers—James C. Eckert” below.

In addition, the Board may from time to time appoint additional advisory directors to the Board.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Compensation

For 2007, the non-employee directors of the Company received an annual retainer of $40,000 paid quarterly. Each non-employee director who serves as a member of the Audit Committee received an additional annual retainer of $5,000 paid quarterly while the Chairman of the Audit Committee received an additional annual retainer of $7,500 paid quarterly. Each non-employee director who serves as a member of the Compensation Committee received an additional annual retainer of $2,000 paid quarterly while the Chairman of the Compensation Committee received an additional annual retainer of $3,000 paid quarterly. Each non-employee director who serves as a member of the Corporate Governance Committee received an additional annual retainer of $2,000 while the Chairman of the Corporate Governance Committee received an additional annual retainer of $3,000 paid quarterly. Each non-employee director of the Company also received a meeting fee for board meetings of $2,500 for each meeting attended in person and $1,000 for meetings attended via conference call. Each non-employee director also received a $500 meeting fee for Committee meetings attended whether in person or by conference call. The Company reimburses the directors for their travel expenses for attending meetings.

Each non-employee director is granted an option to purchase 10,000 shares of the Company’s common stock upon initial appointment to the Board at an exercise price equal to the fair market value of the common stock on the date such person becomes a director. Additionally, each person who is a non-employee director on the day following the annual meeting of the Company’s shareholders is granted an option to purchase 5,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on such date. All such options become fully exercisable on the first anniversary of their date of grant and expire on the tenth anniversary thereof, unless the director ceases to be a director of the Company, in which case the exercise periods will be shortened.

The following table sets forth information regarding the compensation paid to the Company’s Board of Directors for the 2007 fiscal year:

NAME	FEES EARNED OR PAID IN CASH	OPTION AWARDS (1)	TOTAL
Edward Colson, III	$89,375	$29,500	$118,875
Ronald E. Gerevas (2)	$—	$—	$—
Barry Kaufman	$102,750	$29,500	$132,250
Dennis R. Sciotto	$80,750	$29,500	$110,250
Richard C. White	$109,375	$29,500	$138,875

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R) of awards pursuant to the Incentive Plan and thus include amounts from awards granted in and prior to 2007.
(2)	Mr. Gerevas was appointed to the Board in March 2008 and therefore received no compensation for Board service in 2007.

Board Meeting and Committees

The Board met 23 times during 2007. The standing committees of the Board consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. During 2007, the Audit Committee met five times, the Compensation Committee met four times, and the Corporate Governance and Nominating Committee met one time. With the exception of Mr. Kaufman, who did not attend three meetings, each director attended all of the meetings of the Board and committees of which he was a member during 2007.

It is the Company’s policy that, to the extent possible, all directors and nominees for director attend the annual meeting of the shareholders. All of the directors and nominees for director at the 2007 annual meeting of the shareholders attended that annual meeting.

Audit Committee

The Audit Committee reviews the Company’s quarterly financial statements and annual audited financial statements and meets with the Company’s independent public accountants to review the Company’s internal controls and financial management practices. The current members of the Audit Committee are Messrs. Colson, Kaufman (Chair) and White. Mr. Kaufman is designated as the financial expert of the Audit Committee. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as independence is defined by Rule 10A-3 under the Exchange Act and by Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market, (ii) all current committee members are financially literate, and (iii) Mr. Kaufman qualifies as an audit committee financial expert under the applicable rules promulgated to the Exchange Act. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

The responsibilities of our audit committee include:

•	engaging an independent audit firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures;

•	considering auditors’ independence; and

•	approving all audit and non-audit services with our independent auditors.

The board of directors has adopted a written charter for the audit committee which is available on the Company’s corporate website http://www.omnienergy.com or by writing to the Company at OMNI Energy Services Corp., 4500 N.E. Evangeline Thruway, Carencro, Louisiana 70520.

Compensation Committee

The Compensation Committee recommends to the Board compensation for the Company’s executive officers and other key employees, administers the Seventh Amended Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”) and performs such similar functions as may be prescribed by the Board. Currently, the members of the Compensation Committee are Messrs. Colson, Sciotto and White (Chair). The Board has determined that each of the members of the Compensation Committee is “independent” as independence is defined by Rule 10A-3 under the Exchange Act and by Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market. The board of directors has adopted a written charter for the Compensation Committee which is available on the Company’s corporate website http://www.omnienergy.com or by writing to the Company at OMNI Energy Services Corp., 4500 N.E. Evangeline Thruway, Carencro, Louisiana 70520.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee provides assistance to the Board of Directors in fulfilling its responsibilities by identifying individuals qualified to become directors and recommending to the Board of Directors candidates for all directorships to be filled by the Board of Directors or by the shareholders of the Company. The Committee assists the Board in identifying directors qualified to serve on the committees established by the Board and recommends to the Board members for each committee to be filled by the Board. In addition, the Committee develops and recommends to the Board a set of corporate governance principles appropriate for the Company and consistent with the applicable laws, regulations and listing standards. The Committee periodically reviews the Company’s governance principles, keeps abreast of developments with regard to corporate governance, and makes recommendations to the Board for changes in the principles as in its judgment may be appropriate. In addition, the Committee reviews and makes recommendations to the Board regarding shareholders’ proposals that relate to corporate governance and, at least annually, oversees evaluations of the Board and its committees. During 2007, the members of the Corporate Governance and Nominating Committee were Messrs. Colson, Kaufman and Sciotto. Currently, the members of the Corporate Governance and Nominating Committee are Messrs. Gerevas, Kaufman (Chair) and Sciotto. The Board has determined that each member of the Corporate Governance and Nominating Committee currently is “independent” as independence is defined by Rule 10A-3 under the Exchange Act and by Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market. The board of directors has adopted a written charter for the Corporate Governance and Nominating Committee which is available on the Company’s corporate website http://www.omnienergy.com or by writing to the Company at OMNI Energy Services Corp., 4500 N.E. Evangeline Thruway, Carencro, Louisiana 70520.

Nomination Policy

The Corporate Governance and Nominating Committee does not set minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board, but rather the Committee will take into account the judgment, skill, diversity, experiences with business and other organizations of comparable size, the interplay of the nominees experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee discusses and evaluates possible candidates and has the authority to engage consultants. Once a candidate is identified whom the Committee believes to be qualified to serve on the Board, the Committee will recommend that candidate to the Board to stand for election as a director at the next annual meeting of shareholders or, if applicable, at a special meeting of the shareholders. The Corporate Governance and Nominating Committee may consider candidates proposed by management, but is not required to do so. The Committee will consider nominees properly submitted by shareholders of the Company (as described below under “Shareholder Nomination Policy”).

Board Independence

The Board has determined that except for Mr. Eckert, our Chief Executive Officer, all the directors are “independent” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers.

Mr. Eckert is not an independent director because of his employment as Chief Executive Officer of the Company.

Shareholder Nomination Policy

Article IV E of the Company’s Articles of Incorporation provides certain procedures that shareholders must follow in making director nominations. For any person other than a person nominated by the Board to be eligible for nomination for election as a director, advance notice must be provided to the Secretary of the Company at the Company’s principal office, not more than 90 days and not less than 45 days, in advance of the annual meeting of shareholders; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice will be deemed timely if received at the Company’s principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. This notice must state (a) for each nominating shareholder, such shareholder’s name and business and residential addresses, the number of shares of Common Stock beneficially owned by such shareholder, and, if requested by the Secretary of the Company, whether such shareholder is the sole beneficial owner of such Common Stock and, if not, the name and address of any other beneficial owner of such Common Stock, and (b) for each proposed nominee, the proposed nominee’s name, age and business and residential addresses, the proposed nominee’s principal occupation or employment and the number of shares of Common Stock beneficially owned by the proposed nominee, and the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, along with such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been proposed by the Board. No such shareholder nominations have been received for the Meeting.

Communication with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors addressed to the Secretary of the Company at the address listed on the first page of this Proxy Statement. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors. Each of the members of the Audit Committee is independent, as defined by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and in Rule 4200(a)(15) of the NASDAQ Marketplace Rules for issuers whose securities are listed on the NASDAQ Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and managements’ assessment on internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. It is the Audit Committee’s responsibility to monitor these processes. The Audit Committee reviewed and discussed with management the Company’s audited financial statements and management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In this context, the Audit Committee has reviewed and discussed with the Company’s independent public accounting firm the overall scope and plans for the independent audit. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions with the Company’s independent public accounting firm about the Company’s audited financial statements included the independent registered public accountants’ judgments about the quality, not just the acceptability of the application of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accountants other matters required by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed the independent registered public accounting firm independence with management and the independent registered public accounting firm. In addition, the Audit Committee considered whether the other non-audit consulting services provided by the independent registered public accounting firm could impair the auditor’s independence and concluded that such services have not impaired the independent registered public accountants’ independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

The Audit Committee

Edward E. Colson III	Barry E. Kaufman (Chair)	Richard C. White

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following is a summary of the fees billed to the Company by Pannell Kerr Forster of Texas, P.C. (“PKF”), the Company’s independent registered public accounting firm, for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

	FISCAL YEAR ENDED
	2006	2007
Audit Fees (1)	$552,039	$579,584
Audit Related Fees (2)	700	11,000

	552,739	590,584

Tax Fees (3)	44,234	39,340
All Other Fees (4)	44,583	81,655

	88,817	120,995

Total Fees	$641,556	$711,580

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit and report on the consolidated financial statements, review of the Company’s quarterly and annual consolidated financial statements, and required statutory audits of certain subsidiaries. Includes fees related to the annual audit, Sarbanes-Oxley compliance, and review of Form 10-K of $439,158 and $489,391 for 2006 and 2007, respectively, fees related to the quarterly Form 10-Q’s of $75,765 and $79,833 for 2006 and 2007, respectively, fees related to other SEC filings (Registration Statements, Form 8-Ks, etc.) of $37,116 and $10,362 for 2006 and 2007, respectively. Included in fees related to annual audits for 2006 and 2007, respectively, is $78,572 and $42,020 paid to other public accounting firms for financial statement audits of target acquisitions which were subsequently acquired by the Company and $19,546 is included in fees related to other SEC filings in 2006 which were paid to other public accounting firms related to preparation and review of financial information of acquired companies required by SEC filings.
(2)	Audit-related fees consisted primarily of accounting and reporting research and consultations, related to internal control matters.
(3)	Includes fees for tax consulting services and tax compliance services.
(4)	The aggregate fees billed by other public accounting firms for services rendered to the Company other than services described under “Audit Fees”, “Audit Related Fees” and “Tax Fees”, for the fiscal years ended December 31, 2006 and 2007. These fees are general services related to the implementation of Sarbanes-Oxley and other miscellaneous operational and transaction reviews.

Pre-Approval Policy

The Audit Committee has adopted a policy to require pre-approval of all audit and non-audit services provided by the Company’s principal accounting firm. All of the services in 2006 and 2007 under the audit fees, audit related fees, tax fees and all other fees sections in the table above were pre-approved by the Audit Committee. The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent registered public accounting firm for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company’s independent registered public accounting firm and is intended to assure that such services do not impair the auditor’s independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent registered public accounting firm. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee or its designee. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

EXECUTIVE OFFICERS AND KEY MANAGERS

Executive officers of the Company generally serve at the pleasure of the Board and are subject to annual appointment by the Board at its first meeting following the annual meeting of the shareholders. There are no arrangements or understandings between the Company and any executive officers pursuant to which such person has been selected as an officer, and no officer is related to any other officer or director of the Company. Information regarding Mr. Recatto is contained above under “Proposal 1. Election of Directors—Information About the Company’s Directors and Director Nominees.” The name, age and offices of the Company’s other executive officers and key managers as of April 24, 2008 are as follows:

NAME	AGE	POSITION
James C. Eckert	58	Chairman of the Board, President and Chief Executive Officer
Brian J. Recatto	43	Chief Operating Officer
Ronald D. Mogel	56	Senior Vice President and Chief Financial Officer
Gregory B. Milton	46	Vice President and Chief Accounting Officer

James C. Eckert has served as President, Chief Executive Officer and a Director of the Company since March 2001. The Company has previously reported that Mr. Eckert intends to retire effective June 30, 2008. He has agreed to serve as a consultant to the Company after his retirement and will be appointed as an advisory director immediately after the Annual Meeting. From 1998 to 2000, Mr. Eckert served as Vice-President for Business Development of Veritas DGC Land, Inc. From 1992 to 1998, Mr. Eckert supervised the highland and transition seismic acquisitions of Veritas DGC Land, Inc. He served as President of GFS Company, a company that he co-founded in 1985, until its acquisition in 1992 by Digiton, Inc., a predecessor by merger to Veritas, Inc. Mr. Eckert graduated from the University of Southern Mississippi in 1971.

Ronald D. Mogel joined the Company in January 2008 as Senior Vice President and Chief Financial Officer. Mr. Mogel joined the Company from Horizon Offshore, Inc. (“Horizon”), a Nasdaq listed company that was acquired by Cal Dive International, Inc. in December 2007 for $628 million. Mr. Mogel most recently served as Executive Vice President and Chief Financial Officer of Horizon. He also acted as Horizon’s Director and Vice President of International Accounting and Tax from 1999 to 2005. Previously, he served as the Vice President of Finance at Newpark Shipbuilding—Pecan Island, Inc., and from 1995 to 1998 he occupied the role of CFO at John E. Chance & Associates. Mr. Mogel earned a B.S. in Accounting from the University of New Orleans, a J.D. from Loyola University School of Law, and an M.B.A. from the University of St. Thomas. He has also been a CPA since 1979.

Gregory B. Milton was appointed Chief Accounting Officer in January 2006. He joined the Company in November 2005 as its Director of Financial Reporting. From May 1983 through January 2005, Mr. Milton was employed by Broussard, Poche’, Lewis and Breaux, LLP, a large public accounting firm located in Louisiana. He became a partner in the firm’s auditing department in 1993. Mr. Milton is a certified public accountant with extensive experience in financial statement preparation and reporting, taxation, and computer software applications. He graduated from the University of Southwestern Louisiana (now University of Louisiana at Lafayette) with a Bachelor of Science degree in accounting and is a member of the Louisiana State Board of Certified Public Accountants, the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation policies are designed to reward the achievement of specific annual, long-term and strategic goals by the Company and to align executive’s interest with those of our shareholders by rewarding performance for achieving or exceeding established goals, with the ultimate objective of improving shareholder value. The Company seeks to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of the Company; and

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives.

The Board of Directors approves the appointment of members to the Compensation Committee (the “Committee”). During 2007, the Committee consisted of Messrs. Colson, Sciotto and White (Chair). After reviewing the qualifications of the current members of the Committee, and any relationships that they may have with the Company, the Board has determined that all of the members of the Committee are “independent” members of the Committee as independence is defined by Rule 10A-3 under the Exchange Act and Rule 4200(a)(15) of the NASDAQ Stock Market.

The Committee recommends to the Board the compensation for the Company’s executive officers and other key employees, administers the Seventh Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Incentive Plan”) and performs such other functions as may be prescribed by the Board. The Committee meets as often as it deems necessary to review and consider all elements of the Company’s executive officers’ compensation including base salary, incentive pay, long-term equity incentives, benefits and payout obligations under severance and change in control scenarios.

Benchmarking Tools

In early 2006, the Committee engaged the Hay Group, an independent compensation consultant, to assist the Committee in the evaluation of executive compensation. In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Committee used benchmarking tools and surveys presented by the Hay Group. The benchmarking tools and surveys presented by the Hay Group related to base compensation, short-term cash incentives and long-term non-cash incentives for executive officers. Surveys and proxies of a peer group of twelve companies comparable in size and nature of the business of the Company as identified by the Hay Group were used for comparison purposes (the “Comparison Group”).

Compensation Elements

In the aggregate, the Company’s compensation program is designed to not only attract and retain desired employees in a highly competitive market, but also to reward quality individual contribution and overall Company performance. The Company’s philosophy is to match executive compensation with the performance of the Company and the individual by using several compensation components for the Company’s executives. The components of the Company’s compensation program for its executives consist of:

•	base salary;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives paid in stock options and restricted stock; and

•	benefits.

The Committee believes that the various elements of the Company’s compensation program serve to support the overall objectives of the compensation program, and the Company considers several factors in making decisions to materially increase or decrease compensation either at the individual level or at the organizational level. At the individual level, those items considered include such things as employee performance, changes in scope of responsibility, contribution to the Company, changes in external market conditions and internal salary consistency. At the corporate level, the primary drivers of change in the compensation program include external market factors and overall Company performance.

The Company considers the overall business environment, Company circumstances, overall goals sought to be accomplished by the compensation adjustment, and the perceived desires of the executives and employees in allocating compensation adjustments between cash and non-cash compensation. Base salary adjustments are generally utilized to motivate employees in the immediate future and in the short term. Annual performance-based incentives paid in cash are utilized to award executives and employees for their contribution to the Company in recent periods while long-term performance-based equity incentives are utilized to cultivate loyalty and provide a sense of ownership among the executives and employees.

Compensation of many of the executives and key managers are set out in employment agreements. Determination of the amount of additional compensation in the form of performance-based incentives paid in cash are generally set out in the employment agreements and are based upon the accomplishment of certain pre-determined goals established in advance (i.e. levels of combined revenue, net income at the business unit level, personnel evaluations and statistics related to safety record). A portion of the performance-based incentives (generally 60% of the total incentive) is left to the discretion of the Committee.

Direct Compensation

Base Salary

In order to attract, motivate and retain the caliber of highly skilled, qualified employees that the Company believes is necessary for continued growth, the Company targets base salaries of the Named Executives (as defined in the “Summary Compensation Table” below) to be near the market median of the Comparison Group. Based on the information presented by the Hay Group in a June 2006 report, the Committee adjusted annual base salaries where necessary so that the salary levels of all of the Named Executives are generally near the market median levels of salaries of the Comparison Group. The Company pays base salaries to its Named Executives under employment agreements, except for Mr. Milton who does not have an employment agreement. The employment agreements provide that the base salaries of the Named Executives cannot be decreased, but the Committee has sole discretion to determine any base salary increases.

In the fourth quarter of each year, the Committee, in collaboration with the Chief Executive Officer (with respect to all other executive officers), reviews and sets the compensation for the following year, including any increases under the employment agreements. Company management makes no recommendations as to the Chief Executive Officer’s compensation. For executive officers other than the Chief Executive Officer, the Committee receives additional recommendations from the Company’s Chief Executive Officer.

Set forth below is a table showing the base salaries of the Named Executives at December 31, 2007:

NAME	2007 BASE SALARY
James C. Eckert	$250,000
John A. Harris	$193,539
G. Darcy Klug	$240,000
Gregory B. Milton	$109,846
Brian J. Recatto	$151,154	(1)
Nolan C. Vice Jr.	$193,539

(1)	The effective date of this rate of compensation was February 28, 2007, the date of his employment agreement.

Employment Agreements. The Company entered into employment agreements with each of Messrs. Eckert and Klug on July 1, 2004 and April 1, 2004, respectively, that were in effect until December 31, 2008. Annual base salaries for Messrs. Eckert and Klug were $250,000 and $240,000, respectively, during 2007. Under the terms of their employment agreements, their respective base salaries were reviewed at least annually in the first quarter of each fiscal year. Each of Messrs. Eckert and Klug were eligible to receive an annual bonus. The bonus was determined and if appropriate, awarded by the Board during each calendar year, but was paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year. The annual bonus was reviewed by the Company’s auditors based upon the bonus plan submitted by the Board.

On December 31, 2007, the Company entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with Mr. Eckert. The Amended Agreement is effective until June 30, 2008 unless otherwise terminated in accordance with the Amended Agreement. The Amended Agreement provides that Mr. Eckert shall receive an annual base salary of $250,000, and he will be eligible to receive a bonus for 2007, which bonus will be determined by the Compensation Committee of the Board of Directors on or before April 1, 2008. Under the Amended Agreement, if the employment of Mr. Eckert is terminated by the Company, the Company shall pay Mr. Eckert an amount equal to the sum of (i) his earned but unpaid annual base salary through the date of termination of employment, and (ii) vacation pay earned but not yet taken to the date of his termination. If Mr. Eckert’s dies during his employment by the Company under the Amended Agreement, (i) the Company will pay his estate the remainder of his annual base salary and any accrued incentive bonus through his date of death within 90 days of his death, and (ii) his estate will be entitled to all rights and benefits that Mr. Eckert may have had under the terms of the Amended Agreement and under the terms of the Company’s employee benefit plan(s) and stock incentive plan(s). If Mr. Eckert becomes disabled during his employment by the Company under the Amended Agreement, (i) his employment will terminate on the date of disability, (ii) the Company will pay him the remainder of his annual base salary and any accrued incentive bonus through the date of his disability within 90 days of such date, and (iii) Mr. Eckert will be entitled to all rights and benefits that he may have under the terms of his Amended Agreement and under the terms of the Company’s employee benefit plan(s), stock incentive plan(s) and disability policy(s).

In connection with the Amended Agreement, the Company and Mr. Eckert entered into a Consulting Agreement effective December 31, 2007 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, upon the termination of the Amended Agreement on June 30, 2008 or the earlier termination by the Company without cause, the Company will, for a period of one year, retain Mr. Eckert as an independent contractor to perform consulting services for the Company. The Consulting Agreement also contains a non-compete for a period of two years after the consulting services end. Pursuant to the Consulting Agreement, Mr. Eckert will be paid an aggregate of $1.2 million in quarterly payments of $100,000 each after an initial payment of $300,000 on January 1, 2009.

On April 28, 2008, the Company and Mr. Klug mutually terminated his employment agreement, and the Company has no further obligations under the employment agreement.

The Company, through its wholly-owned subsidiary Charles Holston, Inc. (“CHI”), entered into an employment agreement effective February 27, 2007 with Mr. Recatto that is in effect until December 31, 2009. The agreement will be automatically extended for additional, successive one year periods commencing on January 1, 2010, unless either party gives notice of non-renewal as provided under the terms of the employment agreement. Annual base salary under Mr. Recatto’s agreement increased from $150,000 to $225,000 in December 2007 in conjunction with his appointment to the position of Chief Operating Officer of the Company. Additionally, pursuant to his employment agreement, Mr. Recatto is eligible to receive an annual bonus if certain business targets which are adjusted annually, as described in the employment agreement, are met. A portion of the bonus (60%) is at the discretion of the Compensation committee and the remaining portion (40%) is calculated based upon certain targets being achieved, including combined revenue, combined net income at the business unit level, personnel evaluations for each business unit and combined statistics. The bonus is not to exceed 75% of Mr. Recatto’s annual base salary. The bonus is determined and if appropriate, awarded by the Board during each calendar year, but is paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year.

The Company entered into employment agreements effective September 23, 2006 with each of Messrs. Harris and Vice that are in effect until December 31, 2008 The agreements will be automatically extended for additional, successive one year periods commencing on January 1, 2009, unless either party gives notice of non-renewal as provided under the terms of the employment agreements. Annual base salaries under the agreements for each of Messrs. Harris and Vice are $185,000. Additionally, pursuant to their employment agreements, they are eligible to receive an annual bonus if certain business targets which are adjusted annually, as described in the employment agreements, are met. A portion of the bonus (60%) is at the discretion of the Compensation committee and the remaining portion (40%) is calculated based upon certain targets being achieved, including combined revenue, combined net income at the business unit level, personnel evaluations for each business unit and combined safety statistics. The bonus is not to exceed 75% of the respective annual base salaries. The bonus is determined and if appropriate, awarded by the Board during each calendar year, but is paid following the closing of the Company’s books and records for each such calendar year, but not later than April 1 of the following calendar year.

Annual Performance-Based Incentives Paid in Cash

In order to encourage and reward quality performance, the Company has developed an annual performance-based incentive program, which is paid in the form of a cash bonus. The Company believes that the program helps to focus its executive officers on financial and operational objectives that the Committee believes are primary drivers of the Company’s stock price over time. The annual performance-based incentives paid in cash to certain of the Named Executives are provided for in their employment agreements (see “Employment Agreements” above). In making the bonus determination, the Committee evaluates (i) benchmark data from the Comparison Groups as included in the June 2006 report from the Hay Group; (ii) the Company’s strategic initiatives; (iii) the ability of the positions to contribute to the profitability of the Company; (iv) the safety statistics of the applicable departments; and (v) annual evaluations. Additionally, in 2006, the Committee used the following performance measures for all of the Named Executives:

•	Earnings per share;

•	Operating free cash flow; and

•	Comparable revenues.

Set forth below is a table showing the bonuses paid to the Named Executives for 2007:

NAME	2007 BONUS
James C. Eckert	$125,000
John A. Harris	$150,000
G. Darcy Klug	$125,000
Gregory B. Milton	$50,000
Brian J. Recatto	$75,000
Nolan C. Vice, Jr.	$75,000

Long-Term Incentive Compensation

In order to retain key officers and to create a linkage between those key officers, Company performance and shareholders’ interest, the Company has developed a long-term incentive program that awards either stock options or restricted stock. In determining the level of long-term incentive compensation, appropriate focus is given to the following factors:

•	appreciation of the Company’s stock price;

•	management of ongoing operations and implementation of strategic plan; and

•	the Company’s relationship to the Comparison Group.

The Company believes that the grant of significant annual equity awards further links the interests of senior management and the Company’s shareholders. Therefore, the Company believes that the grant of stock options and the award of restricted stock are important components of annual compensation. The Company’s executive officers, including each of the Named Executives, are eligible to receive awards under the Incentive Plan. In [July] of each year, the Committee sets the components of the long-term incentive compensation for that year. The Committee considers several factors in determining whether awards are granted to an executive officer under the Plan. In addition to the factors referenced above regarding an executive officer’s overall compensation, factors include the executive’s position in the Company, his or her performance and responsibilities, the amount of options or other awards, if any, currently held by the officer, and their vesting schedule.

Stock options are granted at exercise prices equal to 100% of the fair market value of the Company’s common stock on the grant date. Stock options vest quarterly over a three year period at a rate of one-twelfth per quarter and expire ten years from the date of grant.

Indirect Compensation

Various employee benefits assist the Company in attracting and retaining employees in a competitive labor market. From time to time the Committee reviews the benefit plans. The Committee may recommend that the Company implement changes to existing plans or adopt new benefits. The Committee strives to meet the market median with respect to Company benefits.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits to all employees, including the Named Executives. The benefits include: medical, prescription drug, vision and dental coverage, life insurance, and accidental death and dismemberment. Executive officers participate in these employee benefit plans generally available to all employees on the same terms as similarly situation employees.

Perquisites and other Personal Benefits

In order to attract and retain key officers, the Company approves certain perquisites to those officers whose job duties or positions justify a business need for such items. Perquisites for certain officers include Company-owned vehicles and/or a fixed monthly mileage allowance and certain living expenses. See “Summary Compensation Table” for values associated with these perquisites and other personal benefits for the Named Executives.

Auto allowances. Fixed monthly mileage allowance is awarded to those individuals whose job duties routinely require them to be out of the office either calling on customers or visiting various sites within the organization. Company-owned vehicles are offered to members of the executive team and to regional or divisional managers. These officers may elect to receive a fixed monthly mileage allowance in lieu of using a Company-owned vehicle. The fixed monthly mileage allowance can be as little as $300 per month up to a maximum of $900 per month, depending on the position and anticipated business usage.

Living expenses. In order to facilitate effective management, the Company provides meals and housing during the week for two members of its executive team who live in Mississippi but spend the workweek in Louisiana. The cost of providing the meals and housing is determined using rental estimates for the housing component and per diem rates as determined by the Internal Revenue Service for the meal component.

Retirement Plans

The Company believes that financial security during retirement can be as important as financial security before retirement. Consistent with the Company’s desire to provide financial security in retirement, the Company also offers a 401(k) plan to its employees, including its executive officers. Beginning in October 2006, the Company provides a 25% match of a portion of the contributions made by employees on a voluntary basis.

The amounts contributed by the Company to 401(k) plan matching accounts of the Named Executives for additional contributions for fiscal years 2007 and 2006 were $7,760 and $1,913, respectively. The amount of contribution made by the Company on behalf of the Named Executives as the employer matching contribution on the 401(k) portion of the Company’s 401(k) averages less than 1% of base salaries.

Change in Control/Severance Agreements

Employment Agreements. The Company has entered into employment agreements with each of the Named Executives (except for Mr. Milton). Under the terms of the employment agreements in existence during 2007 with Messrs. Eckert and Klug, if the Company terminated either of Mr. Eckert’s or Mr. Klug’s employment without cause (except as provided in the Incentive Plan), then the Company shall, and only if and as long as Mr. Eckert or Mr. Klug (as applicable, “employee”) is not in breach of his obligations under the employment agreement, promptly pay or otherwise provide to employee, in addition to those amounts set forth in the Incentive Plan: (i) an amount equal to employee’s monthly annual base salary then in effect, payable semi-monthly and in accordance with the Company’s normal payroll practices, for a period equal to the lesser of 30 months or the number of months remaining in the Initial Period or the Additional Period (both defined in the employment agreement); (ii) an annual bonus calculated on a daily pro-rata basis to the bonus which would otherwise be payable under the Incentive Plan; and (iii) an amount in cash equal to the fair market value, on the date of termination of employment, of any vested, but restricted, shares granted employee and the amount of any non-vested stock-based award granted to employee on November 4, 2003 pursuant to the Restricted Stock Incentive Agreement (see below). The above payment would operate as a full settlement of the Company’s obligations to employee under his employment agreement in the event of a termination without cause.

On December 31, 2007, the Company entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with Mr. Eckert. The Amended Agreement is effective until June 30, 2008 unless otherwise terminated in accordance with the Amended Agreement. Under the Amended Agreement, if the employment of Mr. Eckert is terminated by the Company, the Company shall pay Mr. Eckert an amount equal to the sum of (i) his earned but unpaid annual base salary through the date of termination of employment, and (ii) vacation pay earned but not yet taken to the date of his termination.

On April 28, 2008, the Company and Mr. Klug mutually terminated his employment agreement.

Under the employment agreements entered into with Messrs. Harris and Vice, if the Company terminates either Messrs. Harris or Vice, without cause, the Company shall pay (i) the annual base salary then in effect in semi-monthly payments and in accordance with the Company’s normal payroll practices for the remainder of the contract period or twelve months, whichever is greater, (ii) vacation pay earned but not taken to the date of such termination, (iii) annual bonuses prorated to the date of termination, if awarded pursuant to the employment agreement. In addition, all stock options will become vested and shall be eligible for execution twelve months after termination of employment.

Under Mr. Recatto’s employment agreement, if CHI terminates him, without cause, CHI shall pay (i) the annual base salary then in effect in semi-monthly payments and in accordance with CHI’s normal payroll practices for the remainder of the initial contract period, and (ii) vacation pay earned but not taken to the date of such termination.

The employment agreements with each of Messrs. Harris, Recatto and Vice contain non-competition provisions. Under the agreement, Messrs. Harris, Recatto or Vice will not (i) engage in or carry on, directly or indirectly, either in their individual capacity or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in Texas, Louisiana, Mississippi or any parish or county thereof (including, but not limited to, the Parishes and Counties specifically listed in the exhibits to their respective employment agreements) or the offshore waters within one-hundred (100) miles of the coast of either such state that directly competes with any services or products produced, sold, provided, conducted or developed, by the Company (or CHI with respect to Mr. Recatto) on the date of termination of their employment including the services specifically described in the exhibits to their respective employment agreements, and (ii) whether for the employee’s own account or the account of any person (A) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company (or CHI with respect to Mr. Recatto) or any of its affiliates or in any manner induce or attempt to induce any employee of the Company (or CHI with respect to Mr. Recatto) and any such affiliate to terminate employment with the Company (or CHI with respect to Mr. Recatto) or such affiliate or (B) interfere with the Company’s (or CHI’s with respect to Mr. Recatto), or any of its affiliate’s, relationship with any person, including any person who at any time during the employee’s employment with the Company (CHI, with respect to Mr. Recatto) was an employee, contractor, supplier or customer of the Company (or CHI with respect to Mr. Recatto) or any such affiliate.

2007 Incentive Agreements. On January 5, 2007, the Company entered into new Restricted Stock and Stock-Based Award Incentive Agreements (hereinafter “RSA”) with Messrs. Eckert and Klug. The new RSA replaced the prior restricted stock agreements between the Company and each of Messrs. Eckert and Klug that were effective December 1, 2003. The RSA provides for the granting of between 400,000 and 500,000 shares of the Company’s restricted common stock to each of Messrs. Eckert and Klug in the event of (i) a change in control or the receipt by the Company’s Board of Directors of a change of control offer (as defined by the RSA); (ii) termination without cause (as defined in the RSA); or (iii) death or disability. The number of shares awarded was based upon the volume weighted average closing price per share of the Company’s common stock over the five prior trading days; provided however, that for purposes of a death or disability valuation, the fair market valuation shall be the volume weighted average closing price per share of the Company’s common stock over the ten prior trading days commencing with the ninetieth (90th ) day following the death of the employee or the disability determination (“FMV”). If the FMV of a share of the Company’s common stock was greater than or equal to $7.50 but less than $11.00 at the time of vesting, Messrs. Eckert and Klug would have each received 400,000 shares of the Company’s common stock. If the FMV of a share of the Company’s common stock was greater than or equal to $11.00 but less than $12.00 at the time of vesting, Messrs. Eckert and Klug would have each received 450,000 shares of the Company’s common stock. If the FMV of a share of the Company’s common stock was greater than or equal to $12.00 at the time of vesting, Messrs. Eckert and Klug would have each received 500,000 shares of the Company’s common stock. Additionally, at the time of vesting in the restricted shares, Messrs. Eckert and Klug would have each received the right to a cash payment of $1.2 million. The revised RSA would have terminated on December 31, 2008, and any unvested restricted common stock or stock-based awards would have terminated and lapsed.

Mr. Eckert’s RSA was terminated on December 31, 2007, and was replaced with an amended restricted stock agreement that granted to him 400,000 shares of restricted stock on January 1, 2008. The restricted shares vest one-year after the date of grant, but the shares will remain subject to transfer restrictions that lapse quarterly as to 33,333 shares after an initial lapse of transfer restrictions as to 100,000 shares on January 1, 2009.

Mr. Klug’s RSA was mutually terminated in connection with the termination of his employment on April 28, 2008, and the settlement of litigation between Mr. Klug and the Company, among others.

Executive Compensation Policies

Securities Trading Policy. The Board has included in the Company’s Code of Ethics a section which addresses the subject of insider trading. The provisions of the Code of Ethics expressly prohibit directors, officers or other employees from trading, either directly or indirectly, after becoming aware of material nonpublic information related to the Company. The Code of Ethics provides guidance as to what constitutes material information and when information becomes public. It also addresses transactions by family members as well as other transactions which may be prohibited. The Code of Ethics also discussed the consequences of an insider trading violation and mentions additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The Company’s Code of Ethics is available on the Company’s corporate website at http://www.omnienergy.com on the “Home” page under “Code of Ethics”.

Recoupment of Equity Awards Policy. Performance-based equity awards are granted after the achievement of certain levels of performance, and these awards typically include a vesting period for ownership. This practice negates the need for a recoupment policy for equity awards.

Policy on the Re-pricing of Stock Options. Stock options are granted at the fair market value on the date of the grant and are not subject to re-pricing.

Policy on Timing Stock Award. The timing of stock awards must be consistent with guidelines established in a stock program, such as the Incentive Plan, that the Committee approves prior to the awarding of any grant. The Committee approves the grant prior to the stock being awarded in the event of a requested special stock award or the awarding of stock or stock options to a new hire.

Policy on Hedging the Economic Risks of Equity Ownership. There is no policy regarding hedging the economic risks of equity ownership for the executive team or Directors of the Company and the Company does not engage in this practice.

Recoupment of Incentives Policy. There is no policy regarding the recoupment of incentives for the Company’s executives or Directors.

Policy on Deductibility of Compensation Over $1 Million. Unless compensation is performance based, Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. None of the Company’s executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While the Committee cannot predict with certainty how the Company’s executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company’s executive compensation program as described in this Compensation Discussion and Analysis.

Policies on the Impact of Accounting/Tax Treatments on any Elements of Compensation. The Company’s stock-based compensation policy applies to all forms of stock-based compensation including stock options, restricted stock units, and share units. All stock-based compensation is accounted for under the fair-value method as required by United States generally accepted accounting principles. The expense associated with stock based compensation is recognized over the vesting period of each individual arrangement.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The fair value of restricted stock is based on the fair value at the date of grant. The fair value of each performance based share unit is estimated based on expected performance goals being attained and using the current public market price of the Company’s common stock at the end of each reporting period.

Policy on assessing past stock awards in determining future awards. The value, or lack of value, realized from at-risk awards granted in prior years is not taken into account by the Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to recover from below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and award. Recipients would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. Additionally, the value realized from equity-based awards granted in prior periods depends in large measure on when the recipient decides to realize that value by exercising options or by selling vested shares of stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006.

The Compensation Committee

Edward E. Colson, III	Dennis Sciotto	Richard C. White (Chair)

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of (i) the Chief Executive Officer of the Company, (ii) the Interim Principal Financial Officer of the Company, and (iii) the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of 2007 (collectively, the “Named Executives”) for the year ended December 31, 2007.

NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS (4)	OPTION AWARDS (1)	ALL OTHER COMPENSATION (2)	TOTAL
James C. Eckert	2007	$250,000		$125,000	$—	$15,880	$390,880
President and Chief Executive Officer	2006	$265,385	(3)	$175,000	$34,377	$291,054	$765,816

John A. Harris	2007	$193,539		$150,000	$71,691	$12,000	$427,230
Vice President of Seismic Drilling Operations	2006	$159,423		$135,417	$53,598	$12,000	$360,438

G. Darcy Klug	2007	$240,000		$125,000	$—	$10,111	$375,111
Executive Vice President	2006	$240,000		$175,000	$22,918	$1,038	$438,956

Gregory B. Milton	2007	$109,846		$50,000	$23,923	$—	$183,769
Interim Principal Financial Officer for 2007 and Chief Accounting Officer	2006	$98,077		$15,000	$17,350	$—	$130,427

Brian J. Recatto	2007	$151,154		$75,000	$—	$5,100	$231,254
Chief Operating Officer	2006	$—		$—	$—	$—	$—

Nolan C. Vice, Jr.	2007	$193,539		$75,000	$101,851	$—	$370,390
Vice President of OMNI International Operations	2006	$154,615		$135,417	$63,848	$—	$353,880

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R) of awards pursuant to the Incentive Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2007 are included in Footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.
(2)	For 2006, this column indicates amounts for various benefits and perquisites provided to the Named Executives. For Mr. Eckert, the amount includes a tax equalization payment of $278,491 required by his original employment agreement resulting from the exercise of certain grant of stock options. For Messrs. Eckert and Harris, the amount includes $12,000 each representing the estimated value of living expenses paid on their behalf by the Company. Additionally, Messrs. Eckert and Klug received $563, $1,038 and $312, respectively, in the form of Company 401(k) matching contributions.

For 2007, this column indicates amount for various benefits and perquisites provided to the Named Executives. For Messrs. Eckert and Harris, the amount includes $12,000 each representing the estimated value of living expenses paid on their behalf by the Company. Additionally, Messrs. Eckert and Klug each received $3,880 in the form of Company 401(k) matching contributions. Messrs. Klug and Recatto received $6,231 and $5,100, respectively, in the form of automobile allowances.

(3)	This amount includes $15,385 of salary deferred at December 31, 2005 and paid in 2006.
(4)	The bonus amounts reflect amounts earned in the year reported and paid in April of the subsequent year.

GRANTS OF PLAN-BASED AWARDS

The Company maintains the Seventh Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Incentive Plan”) for all of its officers and employees, which is administered by the Compensation Committee. An aggregate of 4,250,000 shares are issuable under the Incentive Plan.

The following table sets forth information concerning each grant of an award made to a Named Executive in 2007 under the Company’s equity plans:

NAME	GRANT DATE	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTION	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
James C. Eckert	—	—	$—	$—
John A. Harris	April 17, 2007	25,000	$10.04	$251,000
G. Darcy Klug	—	—	$—	$—
Gregory B. Milton	April 17, 2007	5,000	$10.04	$50,200
Brian J. Recatto	—	—	$—	$—
Nolan C. Vice, Jr.	April 17, 2007	25,000	$10.04	$251,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of December 31, 2007 for each of the Named Executives. There were no restricted stock awards granted to the Named Executives during the year ended December 31, 2007.

	OPTIONS AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISABLE UNEARNED OPTIONS	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE
James C. Eckert	—	—	—

John A. Harris	2,502	—	—	$2.32	November 5, 2013
	22,494	7,506	—	$2.59	July 28, 2015
	14,577	10,423	—	$5.14	April 11, 2016
	6,247	18,753	—	$10.04	April 17, 2017

Total	45,820	36,682	—

G. Darcy Klug	—	—	—

Gregory B. Milton	13,328	6,672	—	$2.39	November 11, 2015
	3,332	1,668	—	$2.60	November 17, 2015
	1,749	1,251	—	$5.14	April 11, 2016
	1,249	3,751	—	$10.04	April 17, 2017

Total	19,658	13,342	—

Brian J. Recatto	—	—	—

Nolan C. Vice, Jr.	9,167	—	—	$2.32	November 5, 2013
	17,995	6,005	—	$2.59	July 28, 2015
	34,986	25,014	—	$5.14	April 11, 2016
	6,247	18,753	—	$10.04	April 17, 2017

Total	68,395	49,772	—

For a detailed discussion of the material factors of the Named Executives’ compensation see the “Compensation Discussion and Analysis” beginning on page 11 of this Proxy Statement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during 2007 by the Named Executives, and the fiscal year-end value of unexercised options.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
James C. Eckert	25,014	$157,088	—	—
John A. Harris	—	—	—	—
G. Darcy Klug	118,333	$837,181	—	—
Gregory B. Milton	—	—	—	—
Brian J. Recatto	—	—	—	—
Nolan C. Vice, Jr.	—	—	—	—

Potential Payments Upon Termination or Change in Control

Employment Agreements

On December 31, 2007, the Company entered into the Amended Agreement with Mr. Eckert. The Amended Agreement is effective until June 30, 2008 unless otherwise terminated in accordance with the Amended Agreement. Under the Amended Agreement, if the employment of Mr. Eckert is terminated by the Company, the Company shall pay Mr. Eckert an amount equal to the sum of (i) his earned but unpaid annual base salary through the date of termination of employment, and (ii) vacation pay earned but not yet taken to the date of his termination.

Pursuant to the terms of his employment agreement in effect during 2007, if the Company terminated Mr. Klug’s employment without cause (except as provided in the Plan), then the Company would have, and only if and as long as Mr. Klug (as applicable, “employee”) was not in breach of his obligations under the employment agreement, promptly pay or otherwise provide to employee, in addition to those amounts set forth in the Plan: (i) an amount equal to employee’s monthly annual base salary then in effect, payable semi-monthly and in accordance with the Company’s normal payroll practices, for a period equal to the lesser of 30 months or the number of months remaining in the Initial Period or the Additional Period (both defined in the employment agreement, and such number at December 31, 2007 being 12 months; (ii) an annual bonus calculated on a daily pro-rata basis to the bonus which would otherwise be payable under the Plan; and (iii) an amount in cash equal to the fair market value, on the date of termination of employment, of any vested, but restricted, shares granted employee and the amount of any non-vested stock-based award granted to employee on November 4, 2003 pursuant to the Restricted Stock Incentive Agreement. The above payment operated as a full settlement of the Company’s obligations to employee under his employment agreement in the event of a termination without cause.

Pursuant to Mr. Recatto’s employment agreement, in the event his employment is terminated by CHI without cause, CHI shall pay (i) the annual base salary then in effect in semi-monthly payments and in accordance with CHI’s normal payroll practices for the remainder of the initial contract period, and (ii) vacation pay earned but not taken to the date of such termination.

Pursuant to Messrs. Harris and Vice’s employment agreements, in the event their respective employments are terminated by the Company without cause, the Company shall pay (i) the annual base salary then in effect in semi-monthly payments and in accordance with the Company’s normal payroll practices for the remainder of the contract period or twelve months, whichever is greater, (ii) vacation pay earned but not taken to the date of such termination, and (iii) annual bonuses prorated to the date of termination, if awarded pursuant to the employment agreement. In addition, all stock options will become vested and shall be eligible for execution twelve months after termination of employment.

2007 Incentive Agreements. On January 5, 2007, the Company entered into new Restricted Stock and Stock-Based Award Incentive Agreements (hereinafter “RSA”) with Messrs. Eckert and Klug. The new RSA replaced the prior restricted stock agreements between the Company and each of Messrs. Eckert and Klug that were effective

December 1, 2003. The RSA provided for the granting of between 400,000 and 500,000 shares of the Company’s restricted common stock to each of Messrs. Eckert and Klug based upon the volume weighted average closing price per share of the Company’s common stock over the five prior trading days; provided however, that for purposes of a death or disability valuation, the fair market valuation would have been the volume average closing price per share of the Company’s common stock over the ten prior trading days commencing with the ninetieth (90th) day following the death of the employee or the disability determination. (“FMV”) If the FMV of a share of the Company’s common stock was greater than or equal to $7.50 but less than $11.00 at the time of vesting, Messrs. Eckert and Klug would have each received 400,000 shares of the Company’s common stock. If the FMV of a share of the Company’s common stock was greater than or equal to $11.00 but less than $12.00 at the time of vesting, Messrs. Eckert and Klug would have each received 450,000 shares of the Company’s common stock. If the FMV of a share of the Company’s common stock was greater than or equal to $12.00 at the time of vesting, Messrs. Eckert and Klug would have received 500,000 shares of the Company’s common stock. The number of shares of restricted stock became fixed and payable in the event of (i) a change in control or the receipt by the Company’s Board of Directors of a change of control offer (as defined by the RSA); (ii) termination without cause (as defined in the RSA); or (iii) death or disability. Additionally, at the time of vesting in the restricted shares, Messrs. Eckert and Klug would have each received the right to a cash payment of $1.2 million. The revised RSA would have terminated on December 31, 2008, and any unvested restricted common stock or stock-based awards would have terminated and lapsed.

Below is a table which sets forth the compensation of the Named Executives in the event of a termination of employment without cause, a change of control of the Company, or a change of control offer (as discussed above) as if such event occurred on December 31, 2007 and assumes the RSA was effective at such time.

NAME	TERMINATION BY THE COMPANY WITHOUT CAUSE	CHANGE IN CONTROL (2)
James C. Eckert
Base Salary/Severance	$250,000	—
RSA (2)	$1,250,000	$1,250,000
Other Benefits	—	—

John A. Harris
Base Salary/Severance	$185,000	—
Other Benefits	—	—

G. Darcy Klug (3)
Base Salary/Severance	$240,000	—
RSA	$1,250,000	$1,250,000
Other Benefits	—	—

Ronald D. Mogel
Base Salary/Severance	—	—
Other Benefits	—	—

Gregory B. Milton
Base Salary/Severance	—	—
Other Benefits	—	—

Brian J. Recatto
Base Salary/Severance	$300,000	—
Other Benefits	—	—

Nolan C. Vice, Jr.
Base Salary/Severance	$185,000	—
Other Benefits	—	—

(1)	As defined in the RSAs.
(2)	Mr. Eckert’s RSA was terminated on December 31, 2007 and replaced with an amended restricted stock agreement effective January 1, 2008 which granted to him 400,000 shares of restricted stock on January 1, 2008. See “Compensation Disclosure and Analysis—Change in Control/Severance Agreements—2007 Incentive Agreements.”
(3)	Mr. Klug’s employment with the Company was mutually terminated on April 28, 2008.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 28, 2008, unless otherwise indicated below, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executives, (ii) each director and nominee for director of the Company, (iii) all of the Company’s directors and executive officers as a group, and (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all as in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF OUTSTANDING COMMON STOCK
Dennis Sciotto 7315 El Fuerte Street Carlsbad, CA 92009	8,247,291	(1)	30.6%

Dennis R. Sciotto Family Trust	8,229,609	(2)	30.6%

Edward E. Colson, III 2646 Marmol Court Carlsbad, CA 92009	983,305	(3)	4.8%

Edward Colson, III Trust	981,305	(4)	4.8%
James C. Eckert	835,417	(5)	4.1%
G. Darcy Klug	1,235,338	(6)	6.2%
Richard C. White	35,000	(7)	*
Ronald E. Gerevas	—		*
Barry E. Kaufman	16,400	(8)	*
Brian J. Recatto	154,424	(9)	*
Nolan C. Vice, Jr.	88,567	(10)	*
Gregory B. Milton.	27,246	(11)	*
Ronald D. Mogel	37,500	(12)	*
John A. Harris	61,659	(13)	*
All directors, executive officers as a group (10 persons)	10,486,809	(14)	36.5%

*	Less than one percent.
(1)	Includes shares held by the Dennis R. Sciotto Family Trust referred to in footnote (2). Mr. Sciotto is the trustee for the Trust referred to in footnote (2). Also includes shared voting power with respect to 17,682 shares of Common Stock.
(2)	Includes sole voting power with respect to 8,229,609 shares of common stock (which includes (i) 2,001,538 shares issuable upon conversion of Series C Preferred Stock, (ii) 4,978,000 shares issuable upon the exercise of warrants currently exercisable, (iii) 336,919 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind and (iv) 15,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(3)	Includes shares held by the Edward Colson III Trust referred to in footnote (4). Mr. Colson is the trustee for the Trust referred to in note (4) below. Also includes 2,000 shares owned by virtue of his 25% ownership in Carlsbad Equity Group.
(4)	Includes sole voting power with respect to 981,305 shares of common stock (which includes (i) 257,436 shares issuable upon conversion of Series C Preferred Stock, (ii) 524,000 shares issuable upon the exercise of warrants currently exercisable, (iii) 34,869 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind, and (iv) 15,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(5)	Includes (i) 89,744 shares issuable upon conversion of Series C Preferred Stock and 142,000 shares issuable upon the exercise of warrants currently exercisable, (ii) 16,409 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind, and (iii) 400,000 shares of restricted common stock.

(6)	Includes 400,000 shares of restricted common stock.
(7)	Includes 35,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(8)	Includes 15,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(9)	Includes (i) 30,256 shares issuable upon conversion of Series C Preferred Stock, (ii) 33,320 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008, and (iii) 37,500 shares of restricted common stock.
(10)	Includes 88,567 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(11)	Includes 27,246 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(12)	Includes (i) 12,500 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008 and (ii) 37,500 shares of restricted common stock.
(13)	Includes 61,659 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2008.
(14)	Includes 9,176,963 shares that such persons have the right to receive upon the conversion of Series C Preferred Stock, the exercise of warrants and the exercise of options currently exercisable or exercisable within 60 days of April 24 2008, shares issuable upon conversion of Series C Preferred Stock dividends paid in kind, and shares of restricted common stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been an officer or employee of the Company or any of its subsidiaries and none of these directors serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Committee.

During 2007, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2007, including the Incentive Plan and the Amended OMNI Energy Services Corp. 1999 Stock Option Plan.

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON THE EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMNS (A) & (B))	(D) TOTAL OF SECURITIES REFLECTED IN COLUMNS (A) & (C)
Equity Compensation Plans Approved by Shareholders	2,661,373	$6.65	1,588,627	4,250,000
Equity Compensation Plans Not Approved by Shareholders	43,409	$2.32	56,591	100,000

Total	2,704,782	$6.65	1,645,218	4,350,000

Plan Not Approved by Stockholders. In January 1999, the Company approved the Amended OMNI Energy Services Corp. 1999 Stock Option Plan (the “Option Plan”) to provide for the grant of options to purchase shares of Common Stock to the Company’s non-officer employees in lieu of year-end cash bonuses. The Option Plan is intended to increase stockholder value and advance the Company’s interests by providing an incentive to employees and by increasing employee awareness of the Company in the marketplace. Under the Option Plan, the Company may grant options to any of its employees with the exception of officers of the Company. The options become exercisable immediately with respect to one-half of the shares, and the remaining one-half are exercisable one year following the date of the grant. The exercise price of any stock option granted may not be less than the fair market value of the Common Stock on the effective date of the grant. A total of 100,000 shares of Common Stock are authorized, of which 43,409 remain available for issuance at December 31, 2007.

TRANSACTIONS WITH RELATED PERSONS

The board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, the Company relies on its corporate legal counsel to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

On May 17, 2005, the Company entered into a Securities Purchase Agreement with certain of its affiliates and executive officers to issue up to $5.0 million of Series C Preferred Stock. The Series C Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.95 per share and includes detachable five-year warrants to purchase up to 6,550,000 additional shares of Common Stock at exercise prices ranging between $1.95 and $3.50 per share. A portion of the 9% dividend obligation related to the Series C Preferred Stock has been satisfied through the issuance of payment-in-kind (“PIK”) dividends. The PIK dividends may be paid through the issuance of additional shares of Series C Preferred Stock. These additional shares of preferred stock do not have warrants attached to them. During the year ended December 31, 2007, 256 shares of Series C Preferred Stock were issued as PIK dividends at par.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. With respect to the year ended December 31, 2007, the Company believes that all filing requirements applicable to the Company’s directors, executive officers, and 10% shareholders have been met, except for (i) the failure to file timely Form 4s by Mr. Eckert reflecting non-recourse loans in February, March and October 2007, pursuant to which 112,264 shares of common stock were pledged, and the exercise of Series C. Warrants in October 2007; all of which was included in a Form 5 filing in February 2008; (ii) the failure to file timely Form 4s by Mr. Klug reflecting non-recourse loans in February, March, and October 2007, pursuant to which the Company believes 430,333 shares of common stock were pledged.

PROXY SOLICITATION

The cost of soliciting proxies hereunder will be borne by the Company. Proxies may be solicited by mail, personal interview and/or telephone. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting.

SHAREHOLDER PROPOSALS

Eligible shareholders who desire to present a proposal for inclusion in the proxy materials relating to the Company’s 2009 annual meeting of shareholders pursuant to regulations of the Commission must forward such proposals to the Secretary of the Company at the address listed on the first page of this Proxy Statement in time to arrive at the Company prior to December 30, 2008.

ANNUAL REPORT OF FORM 10-K

The Annual Report to shareholders covering the year ended December 31, 2007 either has been mailed to each shareholder entitled to vote at the Meeting or accompanies this proxy statement. The Annual Report is also available at www.omnienergy.com.

MATTERS TO BE PRESENTED

The persons designated as proxies to vote shares at the Meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. As of the date of this Proxy Statement, the only matter which management intends to present, or is informed that others will present, for action at the Meeting, is the election of four directors to the Board.

By Order of the Board of Directors

Staci L. Marcelissen, Secretary

Carencro, Louisiana

April 29, 2008

■

PROXY	PROXY

OMNI ENERGY SERVICES CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 4, 2008

The undersigned hereby appoints James C. Eckert and Staci L. Marcelissen, or either of them, as proxy for the undersigned, each with full power of substitution, and hereby authorizes each of them to represent and to vote all shares of common stock of OMNI Energy Services Corp. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders to be held Wednesday, June 4, 2008 and any adjournments thereof with respect to the following matters.

Please specify your choices by marking the appropriate boxes on the reverse side. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMlNEES LISTED. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS PROXY.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any postponements or adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE JUNE 4, 2008 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT & ANNUAL REPORT ARE AVAILABLE AT WWW.OMNIENERGY.COM

(CONTINUED, AND TO BE SIGNED, ON THE REVERSE SIDE)

SEE REVERSE

SIDE

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

OMNI ENERGY SERVICES CORP.

June 4, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided.ê

■ 20400000000000000000 4	060408

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES LISTED BELOW:

PLEASE VOTE ON THE PROPOSAL(S) APPLICABLE TO YOU,

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of four directors for the ensuing year.
NOMINEES:

☐	FOR ALL NOMINEES	☐ Ronald E. Gerevas ☐ Barry E. Kaufman ☐ Brian J. Recatto ☐ Richard C. White	YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSE ENVELOPE.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and Indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■